UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2003

AGILENT TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15405	77-0518772

(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

395 Page Mill Road, Palo Alto, California 94306

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (650) 752-5000

(Former name, former address and former fiscal year, if changed since last report)

Item 5.      Other Events.

     On August 20, 2003, Agilent Technologies Inc. announced it had named Young K. Sohn as senior vice president and general manager of its Semiconductor Products Group (SPG).

     Sohn was most recently the chairman and CEO of Oak Technology, a semiconductor company that provides digital media solutions for consumer electronics markets. He replaces Dick Chang, who will work with Agilent chairman, president and CEO, Ned Barnholt, to identify and pursue new business opportunities for the company. Sohn will assume his responsibilities in early October.

     Prior to joining Oak Technology, Sohn spent seven years with Quantum Corporation, a data storage solution products manufacturer based in Milpitas, Calif. At Quantum, Sohn served in a variety of positions, including president of its Hard Drive Group, vice president of marketing for the Desktop Division, and president of the company’s Asia-Pacific Region. Sohn also held a number of positions at Intel Corporation in Santa Clara, Calif., where he served as director of marketing for Intel’s first branded retail product, and led Intel’s PC chipset business unit. Sohn began his high tech career with Hewlett-Packard as a product engineer in HP’s Avondale, Pa. Instrumentation Division.

     Sohn, 47, was born in Seoul, South Korea. He received a Bachelor of Science degree in Electrical Engineering from the University of Pennsylvania, and a Master’s Degree in Management Science at MIT. He serves on the boards of Cymer Inc. and PLX Technology.

     SPG, which had revenues of $1.6 billion in fiscal year 2002, is a leading supplier of advanced semiconductor components serving customers in the communications, wireless, computing, storage, consumer electronics and industrial markets. Products include fiber optic transceivers, high-speed integrated circuits, radio frequency and microwave components, infrared transceivers, application-specific integrated circuits (ASICs), optical image sensors, light-emitting diodes (LEDs) and optocouplers, motion control devices, and navigation sensors used in optical mice.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILENT TECHNOLOGIES, INC.

By:	/s/ D. Craig Nordlund

Name:	D. Craig Nordlund
Title:	Senior Vice President, General Counsel and
Secretary

Date: August 21, 2003